As filed with the Securities and Exchange Commission on November 07, 2016

SECURITIES ACT FILE NO. 333-172947

INVESTMENT COMPANY ACT FILE NO. 811-22534

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM N-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933   ☒

PRE-EFFECTIVE AMENDMENT NO.        ☐

POST-EFFECTIVE AMENDMENT NO. 12      ☒

AND/OR

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940   ☒

AMENDMENT NO. 12   ☒

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VERSUS CAPITAL MULTI-MANAGER

REAL ESTATE INCOME FUND LLC

(Exact Name of Registrant as Specified in Charter)

5555 DTC Parkway, Suite 330

Greenwood Village, CO 80111

 (Address of Principal Executive Offices)

Registrant’s Telephone Number, including Area Code: (303) 895-3773

Mark D. Quam

c/o Versus Capital Advisors LLC

5555 DTC Parkway, Suite 330

Greenwood Village, CO 80111

 (303) 895-3773

(Name and Address of Agent for Service)

COPY TO:

Alan Hoffman, Esq.

Winston & Strawn LLP

200 Park Avenue

New York, New York 10166-4193

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APPROXIMATE DATE OF PROPOSED PUBLIC OFFERING:  As soon as practicable after the effective date of this Registration Statement.

If any securities being registered on this form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box ☒

It is proposed that this filing will become effective

☐  when declared effective pursuant to Section 8(c)

The following boxes should only be included and completed if the registrant is a registered closed-end management investment company or a business development company, which makes periodic repurchase offers under Rule 23c-3 under the Investment Company Act and is making this filing in accordance with Rule 486 under the Securities Act.

☒    immediately upon filing pursuant to paragraph (b)

☐    on (date) pursuant to paragraph (b)

☐ 60 days after filing pursuant to paragraph (a)

☐    on (date) pursuant to paragraph (a)

If appropriate, check the following box:

☐  This [post-effective] amendment designates a new effective date for a previously filed [post-effective amendment] [registration statement].

☐  This form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act and the Securities Act registration statement number of the earlier effective registration statement for the same offering is  ______.

CALCULATION OF REGISTRATION FEE UNDER THE SECURITIES ACT OF 1933

This Registration Statement carries forward the $2,000,000,000 aggregate offering amount of shares of beneficial interest of the Registrant that were previously registered, and for which $212,950 of registration fees were paid.

TITLE OF SECURITIES BEING REGISTERED	PROPOSED MAXIMUM AGGREGATE OFFERING AMOUNT(1)	AMOUNT OF REGISTRATION FEE
Shares of Beneficial Interest(1)	$2,000,000,000	$212,950(2)

(1)    Previously registered.

(2)    Previously paid.

This Post-Effective Amendment No. 12 to the Registrant’s Registration Statement on Form N-2 (File Nos. 333-172947 and 811-22534) consists of the following:

(1) The facing sheet of this Registration Statement; and

(2) The “Financial Statements and Exhibits” Section of Part C of this Registration Statement (and the Signature page of Part C).

Explanatory Note

This Post-Effective Amendment No. 12 to the Registrant’s Registration Statement is being filed to file new Exhibits.

PART C.  OTHER INFORMATION

Financial Statements and Exhibits.

1.	Financial Statements:

Part B:	The financial statements of the Registrant are incorporated by reference to Registrant’s Annual Report for the period ended March 31, 2016 filed with the SEC on May 27, 2016.

2.	Exhibits:

	Ex-99.a	Amendment to Certificate of Formation(1)

	Ex.-99.b	Amended and Restated Limited Liability Company Agreement(1)

	Ex-99.e	Dividend Reinvestment Plan(1)

	Ex-99.g(1)	Investment Management Agreement(1)
	Ex-99.g(2)	Callan Sub-Advisory Agreement(1)
	Ex-99.g(3)	Security Capital Research & Management Incorporated Sub-Advisory Agreement(1)
	Ex-99.g(5)	Forum Securities Limited Sub-Advisory Agreement(1)
	Ex-99.g(6)	Principal Real Estate Investors LLC Sub-Advisory Agreement(2)

	Ex-99.h(1)	Amended and Restated Underwriting Agreement(1)

	Ex-99.j(1)	Custody Agreement(1)
	Ex-99.j(2)	Foreign Custody Agreement(1)

	Ex-99.k(1)	Administration and Accounting Services Agreement(1)
	Ex-99.k(2)	Transfer Agency and Shareholder Services Agreement(1)

	Ex-99.l	Opinion and Consent of Winston & Strawn LLP(1)

	Ex-99.n(1)	Consent of Independent Registered Public Accounting Firm(1)

	Ex-99.r(1)	Joint Code of Ethics of the Adviser and the Fund(1)
	Ex-99.r(2)	Code of Ethics of Callan(1)
	Ex-99.r(3)	Code of Ethics of Security Capital Research & Management Incorporated(1)
	Ex-99.r(5)	Code of Ethics of Forum Securities Limited(1)
	Ex-99.r(6)	Code of Ethics of Principal Real Estate Investors LLC (2)

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(1)                        Previously filed.

(2)                        Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 7th day of November, 2016.

VERSUS CAPITAL MULTI-MANAGER REAL ESTATE INCOME FUND LLC

By:	/s/ Mark D. Quam
Name:	Mark D. Quam
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on November 7, 2016.

Name:	Title:
/s/ Mark D. Quam
Mark D. Quam	Chief Executive Officer (Principal Executive Officer)
/s/ William R Fuhs
William R. Fuhs, Jr.	Director and President
/s/ Casey Frazier
Casey Frazier	Director
/s/ Jeffrey A. Jones
Jeffrey A. Jones	Director
/s/ Richard J. McCready
Richard J. McCready	Director

/s/ Paul E. Sveen Paul E. Sveen	Director
/s/ John Gordon
John Gordon	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

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